                                                              Page:  1 of  1



                             INTERNET HOLDINGS, INC
                             W.F. CLARKE (GHANA) LTD









                    1. AGREEMENT FOR SALE OF PROPERTY & OTHER
                      ASSETS AT W.F. CLARKE, ACCRA, GHANA


                  2. AGREEMENT TO FORM JOINT VENTURE TO EXPLOIT
                 INTERNET RELATED OPPORTUNITTIES IN WEST AFRICA

Date: 19th May 1997

Parties to this Agreement:


1. Internet Holdings, Inc of 40 Exchange Place, 8th Floor, New York, NY 10005, USA ("INHI")

       AND

2. W.F. Clarke (Ghana) Limited of Airport House, 1 Agostino Neto Road, Airport Area, Accra, Ghana ("WFC")


Definitions:

1. "The Property" means those buildings and land owned by WFC in the Accra industrial zone more particularly described in Appendix 1 hereto.


Whereas:

A. WFC is a long established Ghanaian company with operations and infrastructure in many parts of Ghana;

B. INHI has expertise in technology related to the Internet and ISDN (Integrated Services Digital Network);

C.     WFC wishes to sell and INHI wishes to purchase The Property;

D. WFC and INHI wish to enter into a joint venture to market Internet services in West Africa.


Now it is hereby agreed as follows:

1.     Obligations of WFC

1.1. WFC hereby transfers to INHI the Property as more particularly defined in Appendix 1.

1.2. WFC hereby warrants that it will take all necessary actions to transfer good and marketable title to the Property to INHI.

1.3. In the event that WFC does not fully transfer such title in a good and timely fashion then INHI may at its sole option terminate this agreement.

1.4. WFC hereby undertakes to invest 50% (fifty percent) of the proceeds of sale of the Property received by WFC into the proposed INHI/WFC joint venture.


2.     Obligations of INHI

2.1. In consideration of the matters set out in Clause 1 above INHI will pay to WFC the sum of US$2,250,000 (two million two hundred and fifty thousand United States dollars) within 120 (one hundred and twenty days) of the date of this agreement.

2.2. In the event that the payment set out in this Clause 2 is not made in a timely fashion then all rights granted under this agreement and any other agreement entered into by INHI pursuant to or associated with this agreement will lapse.

2.3. At the sole discretion of WFC payment of the sum set out in this Clause 2 may be made either in cash or shares or loan stock or in some combination or variation of these and once any such payment or part of it is accepted in a particular form by WFC then this shall constitute satisfaction of that portion of INHI's pro-rata obligations under this Clause 2 of this agreement.

2.4. Within 30 days of the date of this agreement INHI will enter into a lease with WFC for the following portions of the Property as described on the site plan:

2.4.1. Factory Area
2.4.2. Car Park 2
2.4.3. Car Park 4
2.4.4. Storage Area
2.4.5. Office Numbers 1 through 4 and 6
2.4.6. Access to the common parts of the site to reach the above premises


2.5. Pending the execution of the said lease WFC shall continue to have access to the above mentioned premises on the current basis.

3.     Obligations of INHI and WFC to enter into Joint Venture

3.1. By the signing of this agreement INHI and WFC hereby signify their intent to enter into a formal joint venture agreement within 120 days of the date of this agreement setting out the parties obligations to exploit the Internet in relation to Ghana and West Africa.


Confidentiality

4. The Parties acknowledge that the contents of this agreement are confidential to them and are not to be disclosed to any other persons save on a need to know basis so as to allow each party to carry out its obligations under this agreement. This agreement is executed in duplicate and is not to be copied or reproduced or shown to any other party except as required by law other than with the permission of all the Parties.


Governing Law

5. The construction validity and performance of this agreement shall be governed by the laws of the State of New York without giving effect to the conflict of laws principles thereof. The parties hereby submit to the jurisdiction of the courts of the State of New York, county of New York.


Notice

6. The addresses for service of documents for the Parties shall be as shown under this agreement.


7. Each party shall give written notice to the other of any change in its address for service under this agreement.


8. Any notice shall be deemed well served on the party to whom it is addressed if it is served personally or sent by pre-paid recorded delivery post addressed to such party at its address for service.

Warranties & Entire Agreement

9. The Parties hereby warrant that all necessary approvals and authorities have been obtained by them to enable the completion of this agreement and that the signatories hereto are authorised by their respective organisations to sign this agreement and to bind the Parties.

10. This contract contains the complete and entire agreement o the parties as to the subject matter herein. No modification or amendment shall be effective except in writing signed by the parties hereto.



Signed for and on behalf of Internet Holdings, Inc

/S Christopher Wilkes

President

Witnessed

/S Lewis Mitchell Klee



Signed for and on behalf of W. F. Clarke Limited

/S John N. D. Carmichael

Managing Director

Witnessed

/S Lewis Mitchell Klee

                                   Appendix 1

That property situated at the Accra Industrial Area identified as owned by W. F. Clarke (Ghana) Limited by Title Number 74698.

All office and factory equipment and fixtures and fittings are included in the sale except for corporate and business records of W. F. Clarke Ltd, Agritech (Ghana) Ltd and The Bristol Bond which are identified as being in Office 4.

As soon as practicable but in any event not later than thirty days after the date of this agreement INHI and WFC will enter into a lease enabling WFC to occupy those parts of the Property as set out in Clause 2.4 of this agreement and such other parts of the Property and such equipment as INHI and WFC shall jointly decide.


Alan Sacks + Co.



CHIRON SYSTEMS LIMITED

ACCOUNTS

21 DECEMBER 1996

Alan Sacks + Co.


CHIRON SYSTEMS LIMITED

ACCOUNTS

31 DECEMBER 1996

CONTENTS                                          PAGE

General information                                1

Statement of directors' responsibilities           2

Report of the accountants                          3

Statement of accounting policies                   4

Profit and loss account                            5

Balance sheet                                      6

Notes to the accounts                             7-8

GENERAL INFORMATION

Directors
Ian R. Tredinnick
Michael R. Kennedy

Company secretary and registered office
B R W Daughtrey, c/o Kidd Rapinet, 35 Windsor Road, Slough SL1 2EB

Registered number
2801103

Principal activity
The principal activity of the company continued to be that of selling and developing digital communications products.

Auditors
Blackborn & Co., Chartered Accountants, Lovell House, 271 High Street, Uxbridge UB8 1LQ

Reporting accountants
Alan Sacks + Co., Chartered Accountants, Little Red Court, 7 St. Ronans Close, Hadley Wood, Herts EN4 0JH

Solicitors
Kidd Rapinet, 35 Windsor Road, Slough SL1 2EB

Bankers
National Westminster Bank PLC, PO Box No 78, 13 Market Place, Reading, Berks RG1 2EP

Alan Sacks + Co.


CHIRON SYSTEMS LIMITED

STATEMENT OF DIRECTORS' RESPONSIBILITIES

Copmany law requires the directors to prepare accounts for each financial period which give a true and fair view of the state of affairs of the company and of the profit and loss of the company for that period. In preparing those accounts, the directors are required to:

(bullet) select suitable accounting policies and then apply them consistently; (bullet) make judgments and estimates that are reasonable and prudent; (bullet) prepare the accounts on the going concern basis unless it is inappropriate to presume that the company will continue in business.

The directors are responsible for keeping proper accounting records which disclose with reasonable accuracy at any time the financial position of the company and to enable them to ensure that the accounts comply with the Companies Act 1985. They are also responsible for safeguarding the assets of the company and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

Alan Sacks + Co.                  Little Red Court  7 St. Ronans Clowe Hadley
Chartered Accountants             Wood Herts EN4 OJH
                                  Telephone 0181 440 5501

                                                         (Symbol of chartered
                                                         accountants goes here)

ACCOUNTANTS REPORT TO THE DIRECTORS OF
INTERNET HOLDINGS INC. AND CHIRON SYSTEMS LIMITED

In accordance with your instructions, we have audited the accounts set out on pages 4 to 8 which have been prepared under the historical cost convention and on the basis of the accounting policies set out on page 4, including in particular, those relating to the going concern basis and development expenditure.

It should be noted that, in the absence of a directors' report, these accounts are incomplete for UK statutory purposes and must not be filed with the Registrar of Companies.

Respective responsibilities of directors adn auditors

As described on page 2, the directors of Chiron Systems Limited ("the company") are responsible for the preparation of the accounts. It is our responsibility to form an independent opinion, based on our audit, on those accounts and to report our opinion to you.

Basis of opinion

We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the accounts. It also includes an assessment of the significant estimates and judgments made by the directors of the company in the preparation of the accounts, and of whether the accounting policies are appropriate to the company's circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the accounts are free from material misstatement whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of presentation of information in the accounts.

Opinion

In our opinion the accounts give a true and fair view of the state of affairs of the company as at 31 December 1996 and of its profit for the nine months then ended and have been properly prepared in accordance with the provisions of the Companies Act 1985 applicable to small companies.

/s/ Alan Sacks
Alan Sacks + Co.
Chartered Accountants and Registered Auditors
24 February 1997

Alan Sacks FCA
Registered to carry on audit work and authorized to carry on investment business by the Institute of Chartered Accountants in England & Wales

Alan Sacks + Co/

CHIRON SYSTEMS LIMITED

STATEMENT OF ACCOUNTING POLICIES

The principal accounting policies which have been adopted in the preparation of these accounts are as follows:

Accounting convention

The accounts have been prepared under the historical cost convention.

The company meets its day-to-day working capital requirements through an overdraft facility which, in common with all such facilities is repayable on demand; the company also enjoys the use of invoice factoring facilities. In addition to these short-term arrangements, the company has long-term loans (see
Note 9) of (pound sign)250000 which have been used in order to finance the company's software development programme (see Note 4).

The directors consider that the above finance facilities will continue to be available to the company; the directors therefore believe it is appropriate to prepare the accounts on the going concern basis. If the company was unable to continue trading, notwithstanding the belief and confidence of the directors, adjustments would have to be made to reduce the value of the assets to their realisable amounts, to provide for any further liabilities which may arise and to reclassify fixed assets as current assets.

Development expenditure

Development expenditure relating to specific projects intended for commercial exploitation is carried forward; it is amortised over the period expected to benefit from it. Expenditure on pure and applied research is charged to the profit and loss account in the period in which it is incurred.

Depreciation

All fixed assets are initially recorded at cost. Depreciation is provided on all tangible fixed assets at the rate of 25% pa of cost in order to write off each asset evenly over its expected useful life.

Stock

Stock, which comprises raw materials and finished products, is stated at the lower of cost and net realisable value using the first-in-first-out principle. Cost includes all direct expenditure and related overheads incurred to the balance sheet date.

Deferred taxation

In the opinion of the directors, no provision for deferred taxation is necessary because of the improbability of any liability in the foreseeable future.

Cash flow statement

The company has taken advantage of the exemption in Financial Reporting Standard No. 1 from producing a cash flow statement on the grounds that it is a small company.

Alan Sacks + Co.


CHIRON SYSTEMS LIMITED

PROFIT AND LOSS ACCOUNT

FOR THE PERIOD FROM 1 APRIL 1996 TO 31 DECEMBER 1996


                                                     9 months ended   Year ended
                                                       31 December     31 March
                                                           1996          1996
                                                      (pound sign)    (pound sign)
TURNOVER                                                 430,408         363,259

COST OF SALES                                            297,743         228,858

GROSS PROFIT                                             132,665         134,401

Administrative expenses                                  103,203         130,663

OPERATING PROFIT BEFORE AND AFTER TAXATION                29,372           3,738

RETAINED PROFIT (LOSS)

As at beginning of period                                -31,002         -34,740

As at end of period                                       -1,630         -31,002

All income in the period was derived from the continuing activities.

Alan Sacks + Co.


CHIRON SYSTEMS LIMITED

BALANCE SHEET AS AT 31 DECEMBER 1996



                                                       31 December     31 March
                                                           1996          1996
                                                      (pound sign)    (pound sign)
FIXED ASSETS

Intangible                                               392,556         263,124
Tangible                                                  28,071          38,329

CURRENT ASSETS

Stock                                                     97,440         101,173
Debtors                                                   62,267          63,155
Cash at bank and in hand                                     334               0

CREDITORS: due within one year                           280,208         210,783

NET CURRENT LIABILITIES                                 -120,257         -40,455

TOTAL ASSETS LESS CURRENT LIABILITIES                    300,370         260,998

CREDITORS: due after one year                            260,000         250,000

CAPITAL AND RESERVES

Called up share capital                                   52,000          42,000
Profit and loss account                                   -1,630         -31,002

EQUITY SHAREHOLDERS' FUNDS

The directors have taken advantage of special exemptions conferred by the Companies Act 1985 applicable to small companies and have done so on the grounds that, in their opinion, the company is entitled to those exemptions.

Approved by the Board of Directors on 7 February 1997

I Terdinnick                                 C. Wilkes
Director                                     Director

Alan Sacks + Co.


CHIRON SYSTEMS LIMITED

NOTES TO THE ACCOUNTS

FOR THE PERIOD FROM 1 APRIL 1996 TO 31 DECEMBER 1996

1. TURNOVER

Turnover, which is stated net of VAT, comprises amounts invoiced for sales.

2. OPERATING PROFIT


                                                     9 months ended   Year ended
                                                       31 December     31 March
                                                           1996          1996
                                                      (pound sign)    (pound sign)

The operating profit is stated after charging:
Directors' remuneration(a)                               22,156          49,632
Depreciation                                              7,604           6,963
Auditor's remuneration                                    3,500           3,500

(a) The amount charged to profit and loss account includes consultancy fees payable to a related party (note 1)). Amounts have also been capitalised as software development (note 4) as follows:

3. TAXATION

No liability to taxation is expected to arise in view of the availability of losses brought forward.

4. INTANGIBLE FIXED ASSETS

                                                          Software
                                                         development
                                                        (pound sign)

Cost
As at 1 April 1996                                         163,124
Additions                                                  129,432

As at 31 December 1996                                     392,556

Additions include capitalised interest of (pound sign) 28,607 (prior period (pound sign)25,814). Amortisation of this asset is expected to commence in 1997. In the opinion of the directors, the value of this asset is substantially greater than its stated cost.

5. TANGIBLE FIXED ASSETS

                                                           Plant,
                                                       mahinery, etc.
                                                        (pound sign)

Cost
As at 1 April 1996 and 31 December 1996                     54,443

Dpereciation
As at 1 April 1996                                          16,114
Charge for period                                           10,258
As at 31 December 1996                                      26,372

Net book values
As at 31 December 1996                                      28,071

As at 31 March 1996                                         38,329

The chareg for the period comprises (pound sign)7,604 (prior period:
(pound sign)6,963) recorded in the profit and loss account and (pound sign)2,654 ((pound sign)3,428) capitalised in the additions to software development (note 4).

Alan Sacks + Co.


CHIRON SYSTEMS LIMITED

NOTES TO THE ACCOUNTS

6. DEBTORS



                                                       31 December     31 March
                                                           1996          1996
                                                      (pound sign)    (pound sign)

Trade                                                    55,089          52,859
Other                                                     7,178          10,296

                                                         62,267          63,155

7. CREDITORS

Due within one year
Bank and factoring loans and overdraft (secured)         60,324          65,800
Trade                                                    95,202         105,329
Other taxes and special security costs                    4,444          11,213
Other                                                   120,328          28,441

                                                        280,208         210,783



Due after one year
Bank loans repayable within one adn five years
(secured)                                               260,000         250,000

8. CALLED UP SHARE CAPITAL

Authorized
90000 A Ordinary shares of (pound sign)1 each            90,000           90,000
10000 B Ordinary shares of (pound sign)1 each            10,000           10,000

                                                        100,000          100,000


Issued and fully paid
52000 A Ordinary shares of (pound sign)1 each            52,000           42,000

10000 A Ordinary shares of (pound sign)1 each were issued at par during December 1996 in satisfaction of a director's loan account of (pound sign)10000.

The A and B Ordinary shares each rank pari passu.

9. DIRECTORS AND THEIR INTERESTS

The directors of the company throughout the period and their interests in the issued (pound sign)1 Ordinary shares were:


                                                31 December       31 March
                                                   1996             1996

IR Tredinnick                                     37,000           27,000
MJ Kennedy                                        10,000           15,000

10. EQUITY SHAREHOLDERS' FUNDS

Profit for the period                             29,372            3,738
New share capital subscribed                      10,000                0

Equity shareholders' funds
Net increase                                      39,372            3,738
As at beginning of period                         10,998            7,260

As at end of period                               50,370           10,998

11. RELATED PARTY TRANSACTIONS

Mr. IR Tredinnick is the sole proprietor of Strategic Technology Services which has rendered consultancy services to the company at normal commercial rates; the amount charged during the period was (pound sign)18,340 (prior period: (pound sign)18,952)

12. POST BALANCE SHEET EVENTS

The directors and shareholders of the company have completed an agreement for the acquisition of the company by way of a share exchanges into Internet Holdings Inc., a US company quoted on the NASDAQ QTC system.